EXHIBIT 99.1

Cleveland BioLabs Reports Fourth Quarter and Fiscal 2012 Financial Results and Development Progress

BUFFALO, N.Y., March 14, 2013 (GLOBE NEWSWIRE) -- Cleveland BioLabs, Inc. (Nasdaq:CBLI) today reported financial results and development progress for the fourth quarter and fiscal year ended December 31, 2012.

Cleveland BioLabs reported net income attributable to its common stockholders for the fourth quarter of 2012 of $3.1 million, or $0.07 per share of common stock, as compared to a net loss attributable to its common stockholders of $7.2 million, or $0.20 per share of common stock, for the fourth quarter of 2011. Cleveland BioLabs reported a net loss attributable to its common stockholders for fiscal 2012 of $18.2 million, or $0.49 per share of common stock, as compared to a net loss attributable to its common stockholders of $4.0 million, or $0.12 per share of common stock, for fiscal 2011. The variances in reported net income/loss are largely due to variances in the value of warrant liabilities which are required to be valued on a mark-to-market basis for each reportable period.

At December 31, 2012, the Company had $28.3 million in cash, cash equivalents and short-term investments, $18.0 million of which was available for general use and $10.3 million of which was restricted for the use of majority-owned subsidiaries.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, "Over the course of 2012, we have brought Entolimod™ (previously known as CBLB502) into the pivotal stage of its development and moved several of our oncology programs forward in the clinic. With a broad pipeline of first-in-class oncology drugs being developed by us and our majority-owned subsidiaries, we are focused on delivering clinical results while achieving approval and sales for Entolimod as a radiation countermeasure."

"Our agreements and further guidance from the U.S. Food and Drug Administration (FDA) regarding the remaining development steps required to file a Biologic License Application (BLA) for Entolimod as a radiation countermeasure have yielded $2.3 million in additional and redirected awards from the Defense Threat Reduction Agency and Chemical Biological Medical Systems divisions of the Department of Defense (DoD) and enabled us to submit a development proposal to the Biomedical Advanced Research and Development Authority (BARDA) of the Department of Health and Human Services to fund remaining activities," commented Dr. Kogan.

He continued, "While this process has unfolded, we have also dosed patients in three oncology trials with Entolimod, CBL0137 and CBL0102, and are actively working to design the next round of clinical protocols for these drugs. The goal of these trials is to optimize efficacy data based on input accumulated from preclinical experiments and companion diagnostic assays we have created in conjunction with Roswell Park Cancer Institute to evaluate expression levels of the molecular targets for these drugs in various tumor types."

Operational Highlights

Enrollment of the fourth cohort of the Entolimod advanced cancer trial at Roswell Park Cancer Institute continues. To date, no serious adverse events have been reported.

CBLB612 is progressing towards an Investigational New Drug application (IND) for a clinical trial in healthy subjects to evaluate safety and potential efficacy as a stimulator of hematopoietic stem cell proliferation and mobilization. CBLB612 was awarded a three-year, approximately $4.6 million development contract (based on current exchange rates) from the Ministry of Industry and Trade of the Russian Federation awarded in July 2012.

Incuron, LLC, one of Cleveland BioLabs' majority-owned subsidiaries, continues dosing of the oral formulation of CBL0137 in patients with advanced solid tumors that are resistant or refractory to standard of care treatment in a Phase 1, single agent, dose escalation study in Russia. An IND for the intravenous formulation of CBL0137 is in process to open trials in the United States.

Dosing has been completed in the sixth cohort of the dose-escalation arm in Incuron's ongoing Phase 1 single-dose ascending trial of CBL0102 in refractory advanced cancer patients with liver metastases. Progression into a higher dose cohort will take place before initiating the efficacy arm. CBL0102 has been granted Orphan Drug status by the FDA for treatment of hepatocellular carcinoma.

Panacela Labs continued toxicology work in Russia for its five pipeline candidates with a view towards potential IND filings. Panacela's Xenomycins, a family of compounds in development as anti-infective agents, was awarded a three-year, approximately $4.8 million development contract (based on current exchange rates) from the Ministry of Industry and Trade of the Russian Federation in November.

Further Financial Highlights

Revenue for the fourth quarter ended December 31, 2012 increased to $2.2 million compared to $1.9 million for the prior year period, primarily due to an increase in funding from the Ministry of Industry and Trade of the Russian Federation. Revenue for the year ended December 31, 2012 decreased to $3.6 million from $8.8 million for the prior year, primarily due to decreases in research sponsored by the DoD, BARDA and a NY State/RPCI Sponsored Research Agreement.

Research and development expense for the fourth quarter was $5.6 million compared to $5.3 million for the same period in 2011. Research and development expense for fiscal 2012 was $22.5 million for 2012 compared to $22.8 million for 2011.

G&A expense for the fourth quarter decreased to $2.1 million from $3.0 million for the fourth quarter of 2011. G&A expense for fiscal 2012 remained flat in comparison to 2011 at approximately $11.1 million.

As of December 31, 2012, Cleveland BioLabs had approximately 44.5 million shares of common stock outstanding.

Conference Call Information

Management will host a conference call at 10:00 a.m. EDT today to provide updates and address investor questions regarding general business developments. Interested parties may participate by dialing 877-407-8031 (US) or 201-689-8031 (International) approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com. A replay of the call will be available starting on March 14, 2013, at 1:00 p.m. EDT through June 14, 2013, at 11:59 p.m. EDT. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering conference ID number 409100. An archived webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a clinical-stage biotechnology company leveraging a deep mechanistic understanding of the cell death process, apoptosis, to develop a robust pipeline of compounds primarily focused on oncology applications and mitigation of radiation injury. The Company's lead compound is being developed as both a radiation countermeasure and a cancer treatment. The Company has two operating subsidiaries, Incuron, LLC, and Panacela Labs, Inc., and strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, the Children's Cancer Institute Australia and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to expand our long-term business opportunities; the conduct and results of our various clinical trials; financial projections and estimates and their underlying assumptions; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These factors include, among others, the Company's failure to successfully and timely develop new products; the Company's collaborative relationships and the financial risks related thereto; the Company's ability to comply with its obligations under license agreements; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company's inability to obtain regulatory approval in a timely manner or at all; the Company's history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company's need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company's R&D grants and contracts and its ability to win additional funding under such grants and contracts. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the "Risk Factors" and "Forward-Looking Statements" described in the Company's periodic filings with the Securities and Exchange Commission.

Contact:
Rachel Levine, Vice President, Investor Relations
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com

TABLES FOLLOW

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$ 25,652,083	$ 22,872,589
Short-term investments	2,633,944	5,520,000
Accounts receivable	41,896	1,740,629
Other current assets	1,078,040	876,889
Total current assets	29,405,963	31,010,107

Equipment, net	986,553	1,084,204
Restricted cash	1,577,920	--
Other long-term assets	39,597	32,490

Total assets	$ 32,010,033	$ 32,126,801

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 1,523,875	$ 909,144
Accrued expenses	2,410,592	1,686,202
Deferred revenue	3,314,918	--
Accrued warrant liability	4,105,659	7,285,959
Current portion of capital lease obligation	71,679	--
	11,426,723	9,881,305

Noncurrent portion of capital lease obligation	97,602	--

Commitments and contingencies	--	--

Total liabilities	11,524,325	9,881,305

Stockholders' equity:
Total Cleveland BioLabs, Inc. stockholders' equity	6,333,167	9,060,672
Noncontrolling interest in stockholders' equity	14,152,541	13,184,824
Total stockholders' equity	20,485,708	22,245,496

Total liabilities and stockholders' equity	$ 32,010,033	$ 32,126,801

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Grants and contracts	$ 2,161,501	$ 1,945,911	$ 3,570,710	$ 8,790,209

Operating expenses:
Research and development	5,581,405	5,347,856	22,501,805	22,788,887
General and administrative	2,141,562	3,002,153	11,115,511	11,106,493
Total operating expenses	7,722,967	8,350,009	33,617,316	33,895,380

Loss from operations	(5,561,466)	(6,404,098)	(30,046,606)	(25,105,171)

Other income (expense):
Interest and other income	(94,464)	(59,190)	(70,015)	53,659
Change in value of warrant liability	7,862,730	(1,272,665)	7,701,981	19,821,787
Total other income (expense)	7,768,266	(1,331,855)	7,631,966	19,875,446

Net loss	2,206,800	(7,735,953)	(22,414,640)	(5,229,725)

Net loss attributable to noncontrolling interests	902,724	544,459	4,180,498	1,216,055

Net income (loss) attributable to Cleveland BioLabs, Inc.	$ 3,109,524	$ (7,191,494)	$ (18,234,142)	$ (4,013,670)

Net income (loss) available to common stockholders per share of common stock, basic	$ 0.07	$ (0.20)	$ (0.49)	$ (0.12)

Net income (loss) available to common stockholders per share of common stock, diluted	$ 0.07	$ (0.20)	$ (0.49)	$ (0.12)

Weighted average number of shares used in calculating net loss per share, basic	42,236,226	35,553,413	37,388,847	32,561,743

Weighted average number of shares used in calculating net loss per share, diluted	42,565,945	35,553,413	37,388,847	32,561,743

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011

Cash flows used in operating activities	$ (20,649,503)	$ (16,905,390)
Cash flows provided by (used in) investing activities	1,371,702	(6,066,889)
Cash flows provided by financing activities	21,519,249	34,769,442
Effect of exchange rate change on cash and equivalents	538,046	156,889

Increase in cash and cash equivalents	2,779,494	11,954,052

Cash and cash equivalents at beginning of period	22,872,589	10,918,537

Cash and cash equivalents at end of period	$ 25,652,083	$ 22,872,589